UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 7, 2005
QLT INC.
(Exact Name of Registrant as Specified in Charter)

British Columbia, Canada	000-17082	N/A
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)
887 Great Northern Way, Vancouver, B.C. Canada, V5T 4T5
(Address of Principal Executive Offices and Zip Code)
Registrant’s telephone number, including area code: (604) 707-7000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On December 8, 2005, QLT Inc. announced that Dr. Mohammad Azab had resigned as Executive Vice President and Chief Medical Officer, effective January 1, 2006. A copy of the press release announcing his resignation is attached as Exhibit 99.1. Dr. Azab has entered into a consultancy agreement with QLT dated December 7, 2005, pursuant to which he will provide consulting services to QLT until June 30, 2007.
Pursuant to the terms of the consultancy agreement, Dr. Azab will receive a fee of Cdn.$45,259 per month during the term of the agreement. In addition, upon completion of the first 12 months of service under the agreement, Dr. Azab will receive Cdn.$149,655, provided that the Agreement remains in effect at that time. Dr. Azab will be reimbursed for reasonable expenses, and while he remains a consultant, his stock options granted pursuant to the QLT Stock Option Plan will continue to vest. The consultancy agreement contains non-competition and non-solicitation provisions. Further, Dr. Azab will receive his bonus for 2005 pursuant to QLT’s annual cash incentive bonus plan based on the performance goals for the year and will receive his QLT-match RRSP contribution for 2005.
Item 5.02 Departure Of Directors Or Principal Officers; Election Of Directors; Appointment Of Principal Officers
On December 8, 2005, Dr. Mohammad Azab resigned as Executive Vice President and Chief Medical Officer, effective January 1, 2006. A copy of the press release announcing his resignation is attached as Exhibit 99.1.
Item 7.01. Regulation FD Disclosure
The press release of December 8, 2005 is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 8.01. Other Events
On December 8, 2005, QLT also announced its intention to double the size of its previously announced share-buy-back program from $50 million to $100 million worth of its stock, subject to regulatory approval, during the two-year period of the program which began in May 2005.
Item 9.01. Financial Statements and Exhibits
Exhibits

Number	Description
99.1	Press Release dated December 8, 2005

SIGNATURES
     In accordance with the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QLT INC. (Registrant)
Date: December 8, 2005	By:	/s/ Cameron Nelson
		Name:	Cameron Nelson
		Title:	Vice President, Finance and Chief Financial Officer

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